Exhibit 10.35

Cortland Savings and Banking Company

Annual Incentive Plan for Executive Officers

The Cortland Savings and Banking Company Annual Incentive Plan for Executive Officers (the “Plan”) is designed to provide short-term cash incentives to eligible executive officers of Cortland Savings and Banking Company (the “Bank”) and any subsidiary in order to:

•	Attract and retain executive officers

•	Motivate executive officers to achieve Bank objectives

•	Reward executives for achieving performance targets

•	Align executive incentives with shareholder interests

•	Provide incentive awards consistent with peers based on performance

•	Limit risks to shareholder value

•	Comply with regulatory guidelines related to executive compensation and incentive awards

•	Enhance shareholder value

Plan Administration

The Plan will be administered by the Directors Compensation Committee (the “Committee”), including the setting of performance goals, establishing the cash awards that may be awarded and determining the degree to which performance goals have been achieved, as provided below and in the attached exhibit A. The Committee will establish the baseline for incentive awards, such as Minimal Acceptable Return to Shareholders (MARS) and related criteria, as well as the incentive percentage for each participant, the performance criteria and weighting of same and will review the impact of the plan on financial results to ensure objectives are being met. The incentive pool is created upon achievement of a minimum Return on Assets (“ROA”) target. This requires minimum ROA to be achieved before funds are available for incentives. This minimum is established by the Committee which always retains discretion to pay incentives if MARS is not met.

Eligibility

In the sole discretion of the Committee, an incentive may be paid to members of Executive Management when the Bank has met certain performance criteria established by the Committee and when each individual member has met individual performance criteria established by the Committee, all as provided by the Plan. The criteria for the current Plan Year (as defined below) are attached within Exhibit A. Cash awards earned under the Plan will be based upon a percentage of the participants’ base earnings (i.e. average base salary as of January 1 through December 31 of the Plan Year) in a given Plan Year (as defined below), and will range from 0% (for below threshold performance) to 15% (for superior performance), all as determined by the Committee. Base earnings do not include referral fees and any other compensation. Awards earned and payable, as determined by the Committee, will be paid within two and a half months following the end of a Plan Year (i.e. March 15). The Committee will determine which Executive Management positions may participate, while other named executive officers will be recommended by the Bank’s Chief Executive Officer and approved by the Committee. Other executives may participate in the Plan upon approval of the CEO. To receive awards under the Plan, a participant must be an active employee of the Bank on the date of payment, with certain exceptions for death, disability and retirement. The Plan is effective January 1, 2014 and performance years under the Plan run from January 1 through December 31 of each applicable year (each a “Plan Year”).

Target Incentive Opportunity

Each participant is assigned a target incentive amount (“Target Incentive”), expressed as a percentage of annual earned base compensation for the Plan Year. Such Target Incentive will be based on the specific performance criteria briefly described above and as more thoroughly provided in the actual terms of the Plan, which are incorporated herein by reference to Exhibit A. The number of financial performance criteria for each participant is limited to five. These criteria may differ somewhat from participant to participant (See Exhibit A), but are important factors intended to focus the participant’s efforts and represent areas within the participant’s control.

EXHIBIT A

ACCRUED INCENTIVE PLAN PERFORMANCE CRITERIA

			Weighted Performance Criteria
	Award as % of Salary				Net Interest Margin	Efficiency Ratio	Asset* Quality	Personal Performance
Executive	Target	Maximum	ROE	ROA					Total
James M. Gasior	10%	15%	20%	20%	20%	15%	15%	10%	100%
Timothy Carney	10%	15%	20%	20%	20%	15%	15%	10%	100%
David J. Lucido	10%	15%	20%	20%	20%	15%	15%	10%	100%
Stanley P. Feret	10%	15%	20%	20%	20%	15%	15%	10%	100%

*	The asset quality performance criteria is comprised of net charge-offs as a percentage of loans, classified asset coverage, and loan loss exposure.